Exhibit 10.1

FIFTH AMENDMENT

TO

TERM LOAN AND GUARANTY AGREEMENT

This Fifth Amendment to Term Loan and Guaranty Agreement (this “Amendment”) is entered into as of April 29, 2020, by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantor Subsidiaries, the Lenders (as defined in Section 1.1 of the Term Loan Agreement (as defined below)) party hereto, ALLY BANK (“Ally”), as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

BACKGROUND

The Borrower, the Guarantor Subsidiaries, the Administrative Agent, the Collateral Agent and the Lenders are parties to a Term Loan and Guaranty Agreement, dated as of April 25, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) pursuant to which the Lenders provided the Borrower with certain financial accommodations.

The Borrower has requested that the Lenders amend the Term Loan Agreement, all on the terms hereafter set forth, and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of the Borrower under the Term Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.             Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Term Loan Agreement.

2.             Amendments.

(a)           The definition of “Applicable Margin” appearing in Section 1.1 of the Term Loan Agreement is hereby amended to read in its entirety as set forth below:

““Applicable Margin” means a percentage per annum equal to (x) at all times prior to the Fifth Amendment Effective Date, in the case of Term Loans maintained as (A) Base Rate Loans, 2.50%, and (B) Eurodollar Rate Loans, 3.50%, (y) at all times on and after the Fifth Amendment Effective Date and until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.1(d) in respect of the fiscal quarter ending January 31, 2021, in the case of Term Loans maintained as (A) Base Rate Loans, 3.25%, and (B) Eurodollar Rate Loans, 4.25% and (z) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Secured Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.1(d):

Pricing Level	Secured Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	> 4.50 to 1.00	4.25%	3.25%

Pricing Level	Secured Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
2	< 4.50 to 1.00 but > 4.00 to 1.00	4.00%	3.00%
3	< 4.00 to 1.00	3.75%	2.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(d); provided, however, that “Pricing Level 1” for the table set forth above shall apply without regard to the Secured Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 5.1(b) or Section 5.1(c) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 5.1(d) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered. If, as a result of any restatement of or other adjustment to the Borrower’s financial statements or for any other reason, the Borrower or the Lenders determine that (i) the Secured Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period.

Notwithstanding the foregoing, (i) to the extent required by Section 2.23(b) in connection with any Incremental Term Facility, each of the Applicable Margins shall be increased as required by Section 2.23(b), and (ii) from and after the Extension, with respect to any Extended Loans, the Applicable Margins specified for such Extended Loans shall be those specified in the applicable definitive documentation thereof.”

(b)           The definition of “Consolidated Adjusted EBITDA” set forth in Section 1.1 of the Term Loan Agreement is hereby amended by amending and restating the last sentence thereof to read in its entirety as set forth below:

“Notwithstanding the foregoing (including the limits set forth in clause (i)(j)(2) above and Section 1.3(e)), for purposes of determining Consolidated Adjusted EBITDA under this Agreement for any period set forth on Schedule 1.1 to the Fifth Amendment, pro forma or “run rate” adjustments attributable to the Spartan Acquisition for such period shall be up to the respective amounts set forth on Schedule 1.1 to the Fifth Amendment on the line item “Spartan addback” for the applicable period indicated thereon (which amounts, for the avoidance of doubt, shall not be subject to any further pro forma or “run rate” adjustments permitted by clause (i)(j)(2) above and Section 1.3(e) with respect to events occurring following the Fifth Amendment Effective Date with respect to the Spartan Acquisition).”

(c)           The definition of “Consolidated Net Income” set forth in Section 1.1 of the Term Loan Agreement is hereby amended by inserting the following sentence at the end thereof:

“For the avoidance of doubt, the impact of COVID-19 on the Borrower and its Restricted Subsidiaries shall not be considered an extraordinary loss for purposes of sub-clause (ii)(g) of this definition.”

(d)          Section 1.1 of the Term Loan Agreement is hereby amended by inserting the following defined term in appropriate alphabetical order:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Adjusted Eurodollar Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1.00%) per annum, the Benchmark Replacement will be deemed to be one percent (1.00%) per annum for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means with respect to any replacement of the Adjusted Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Adjusted Eurodollar Rate:

(1)                a public statement or publication of information by or on behalf of the administrator of the Adjusted Eurodollar Rare announcing that such administrator has ceased or will cease to provide the Adjusted Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted Eurodollar Rate;

(2)                a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Adjusted Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted Eurodollar Rate, which states that the administrator of the Adjusted Eurodollar Rate has ceased or will cease to provide the Adjusted Eurodollar Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted Eurodollar Rate; or

(3)                a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted Eurodollar Rate announcing that the Adjusted Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Adjusted Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Adjusted Eurodollar Rate for all purposes hereunder in accordance with Section 1.5 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 1.5.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Borrower and its Restricted Subsidiaries on a consolidated basis equal to: (i) Consolidated Cash Interest Expense (including, for this purpose, any cash interest expense in respect of Indebtedness of another Person that is guaranteed by the Borrower or any of its Restricted Subsidiaries); and (ii) scheduled payments of principal on Indebtedness.

“Covered Party” has the meaning specified in Section 10.25.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Early Opt-in Election” means the occurrence of:

(1)                (i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 1.5, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted Eurodollar Rate, and

(2)                (i) the election by the Administrative Agent or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fifth Amendment” means the Fifth Amendment to this Agreement dated as of April 29, 2020, by and among the Borrower, the Guarantor Subsidiaries, the Lenders party thereto and the Agents.

“Fifth Amendment Effective Date” means April 29, 2020.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending minus the sum of (a) Consolidated Capital Expenditures (excluding, without duplication, the Acquisition and any other Consolidated Capital Expenditures, to the extent financed with any equity proceeds, Capital Stock, or Indebtedness (other than with proceeds of ABL Loans) during such period and (b) the aggregate amount of Taxes on the overall net income of the Borrower and its Restricted Subsidiaries and actually paid in cash during such period to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Spartan Acquisition” means the acquisition of the ER Business pursuant (and as defined) in that certain Asset Purchase Agreement dated January 31, 2020 by and among Spartan Fire, LLC, a wholly-owned Restricted Subsidiary of the Borrower, the Borrower, Spartan Motors, Inc. and Spartan Motors USA, Inc.

“Supported QFC” has the meaning specified in Section 10.25.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.

(e)           Section 1 of the Term Loan Agreement is hereby amended by inserting the following new Sections 1.5 and 1.6:

“1.5 LIBOR Replacement.

(a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Adjusted Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event (including with respect to any Early Opt-In Election) will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 1.5 will occur prior to the applicable Benchmark Transition Start Date.

(b)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this

Section 1.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.5.

(d)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Loan of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted Eurodollar Rate will not be used in any determination of Base Rate.

1.6       Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.”

(f)           Section 5.1(q) of the Term Loan Agreement is hereby amended to read in its entirety as set forth below:

“(q) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its on-going obligations under applicable “know your customer”, anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and”.

(g)               The two provisos appearing at the end of Section 6.5(a) of the Term Loan Agreement are hereby amended to read in their entirety as set forth below:

“provided that the aggregate amount of such purchases or redemptions under this clause (a) shall not exceed (x) (i) $10,000,000 in any Fiscal Year or portion thereof ended on or prior to the Fifth Amendment Effective Date, and (ii) $5,000,000 in the aggregate on or after the Fifth Amendment Effective Date and (y) $40,000,000 in the aggregate;”.

(h)               Section 6.5 of the Term Loan Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding anything to the contrary set forth in this Section 6.5, commencing on the Fifth Amendment Effective Date, the Borrower will not make any cash Restricted Junior Payments pursuant to Section 6.5(f), (g) or (l) unless after giving effect to such cash Restricted Junior Payment, the Credit Parties are in compliance on a pro forma basis with a Secured Leverage Ratio for the four-Fiscal Quarter period then last ended for which financial statements have been delivered pursuant to Section 5.1(b) or 5.1(c) calculated on a pro forma basis in accordance with Section 1.3 as if such cash Restricted

Junior Payment had occurred on the first day of such period of no greater than 3.50 to 1.00; provided that in no event shall the Borrower make any cash Restricted Junior Payment to repurchase its Capital Stock on or after the Fifth Amendment Effect Date (except as permitted by Section 6.5(a), (h), (i) or (j)).”

(i)            Section 6.8 of the Term Loan Agreement is hereby amended to read in its entirety as set forth below:

“6.8. Financial Covenants.

(a)       Secured Leverage Ratio. The Borrower shall not permit the Secured Leverage Ratio for each four-Fiscal Quarter period ending on or about the last day of any Fiscal Quarter set forth below calculated on the last day of each Fiscal Quarter listed below to be greater than the ratio set forth below as of such Fiscal Quarter end date:

Four-Fiscal Quarter Period Ending on or about	Secured Leverage Ratio
January 31, 2020	5.00 to 1.00
April 30, 2020	No Test
July 31, 2020	No Test
October 31, 2020	No Test
January 31, 2021	5.25 to 1.00
April 30, 2021	5.00 to 1.00
July 31, 2021	4.75 to 1.00
October 31, 2021	4.50 to 1.00
January 31, 2022 and the last day of each Fiscal Quarter ending thereafter	4.25 to 1.00

(b)       Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio for each four-Fiscal Quarter period ending on or about the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending April 30, 2020) to be less than 1.25 to 1.00; provided that the Fixed Charge Coverage Ratio shall not be tested commencing with the Fiscal Quarter ending January 31, 2021.”

(j)            Section 9 of the Term Loan Agreement is hereby amended by inserting the following new Section 9.13 at the end thereof:

“9.13 ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender to the effect that the Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement will not be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(k)           Section 10 of the Term Loan Agreement is hereby amended by inserting the following new Section 10.25 at the end thereof:

“10.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a covered entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

3.            Conditions of Effectiveness. This Amendment shall become effective (the “Fifth Amendment Effective Date”) upon the Administrative Agent’s receipt of a copy of this Amendment, executed by the Borrower, the Guarantor Subsidiaries, the Agents and the Requisite Lenders.

4.             Amendment Fee.

The Borrower hereby covenants and agrees that, so long as the Fifth Amendment Effective Date occurs, it shall pay to each Lender which executes and delivers to the Administrative Agent (or its designee) a counterpart hereof by the later to occur of (x) the close of business on the Fifth Amendment Effective Date or (y) 8:00 p.m. (New York time) on April 29, 2020 (such later date, the “Outside Date”), a non-refundable cash fee in an amount equal to 10 basis points (0.10%) of the outstanding principal amount of Term Loans of such Lender, in each case as same is in effect on the Fifth Amendment Effective Date, which fees shall be paid by the Borrower to the Administrative Agent for distribution to the applicable Lenders not later than the first Business Day following the Outside Date.

5.             Representations and Warranties. The Borrower and each Guarantor Subsidiary represents and warrants as follows:

(a)               This Amendment has been duly authorized, executed and delivered by the Borrower and each Guarantor Subsidiary. This Amendment and the Term Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and each Guarantor Subsidiary and are enforceable against the Borrower and each Guarantor Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(b)          Upon the effectiveness of this Amendment, the Borrower and each Guarantor Subsidiary hereby reaffirms all covenants made in the Term Loan Agreement as amended hereby and agrees that, after giving effect to this Amendment, all representations and warranties (except for those representations and warranties specifically made as of a prior date) shall be true and correct in all material respects (or in all respects with respect to any representation or warranty which by its terms is limited as to materiality, in each case, after giving effect to such qualification) on and as of the date hereof.

(c)           Both immediately before and after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing.

6.               Effect on the Term Loan Agreement.

(a)           Upon the effectiveness of this Amendment, each reference in the Term Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Term Loan Agreement as amended hereby. This Amendment shall be a Credit Document for all purposes under the Term Loan Agreement.

(b)          Except as specifically amended herein, the Term Loan Agreement, the Pledge and Security Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith as in effect immediately prior to the effectiveness of this Amendment, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agents or Lenders, nor constitute a waiver of any provision of the Term Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7.             Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

8.             Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.             Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

10.           Severability. In case of one or more of the provisions contained in this Amendment shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

REV GROUP, INC., as Borrower

By:	/s/ Dean J. Nolden
Name:	Dean J. Nolden
Title:	Treasurer & Chief Financial Officer

Signature Page to Fifth Amendment – REV Term Loan

AVERY TRANSPORT INC.
CAPACITY OF TEXAS, INC.

CHAMPION BUS, INC.

COLLINS BUS CORPORATION

COLLINS I HOLDING CORP.

COLLINS INDUSTRIES, INC.

COMPRESSED AIR SYSTEMS, INC.

Detroit Truck Manufacturing, LLC

ELDORADO NATIONAL (CALIFORNIA), INC.

ELDORADO NATIONAL (KANSAS), INC.

E-ONE, INC.

FERRARA FIRE APPARATUS, INC.

FERRARA FIRE APPARATUS HOLDING COMPANY, INC.

FFA ACQUISITION COMPANY, INC.

FFA HOLDCO, INC.

GENERAL COACH AMERICA, INC.

GOLDSHIELD FIBERGLASS, INC.

GOSHEN COACH INC.

HALCORE GROUP, INC.

HORTON ENTERPRISES, INC.

KME GLOBAL, LLC

KME HOLDINGS, LLC

KME RE HOLDINGS, LLC

KOVATCH MOBILE EQUIPMENT CORP.

LANCE CAMPER MFG. CORP.
MOBILE PRODUCTS, INC.

Revability, Inc.

Smeal Holding, LLC

Smeal SFA, LLC

Smeal LTC, LLC

Spartan Fire, LLC

REV AMBULANCE GROUP ORLANDO, INC.

REV FINANCIAL SERVICES LLC

REV INSURANCE SOLUTIONS LLC

REV PARTS, LLC

REV RECREATION GROUP, INC.

REV RECREATION GROUP FUNDING, INC.

REV RENEGADE LLC

REV RENEGADE HOLDINGS CORP.

REV RTC, INC.,

as Guarantor Subsidiaries

By:	/s/ Dean J. Nolden
Name:	Dean J. Nolden
Title:	Treasurer & Chief Financial Officer

Signature Page to Fifth Amendment – REV Term Loan

ALLY BANK, as a Sole Lead Arranger, Sole Book-Running Manager, Administrative Agent, Collateral Agent and a Lender

By:	/s/ Joseph Skaferowsky
Name:	Joseph Skaferowsky
Title:	Authorized Signatory

Signature Page to Fifth Amendment – REV Term Loan

ing cAPITAL LLC, as a Lender

By:	/s/ Marilyn Densel Fulton
Name:	Marilyn Densel Fulton
Title:	Managing Director

By:	/s/ Naresh Purohit
Name:	Naresh Purohit
Title:	Director

Signature Page to Fifth Amendment – REV Term Loan

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Glenn Autorino
Name:	Glenn Autorino
Title:	Managing Director

Signature Page to Fifth Amendment – REV Term Loan

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By:	/s/ Arthur Kim
Name:	Arthur Kim
Title:	Duly Authorized Signatory

Signature Page to Fifth Amendment – REV Term Loan

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas P. Chidester
Name:	Thomas P. Chidester
Title:	Vice President

Signature Page to Fifth Amendment – REV Term Loan

TRUIST BANK (formerly known as BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Mark Bohntinsky
Name:	Mark Bohntinsky
Title:	Managing Director

Signature Page to Fifth Amendment – REV Term Loan

SCHEDULE 1.1

Spartan Acquisition
Pro Forma Cost Savings and “Run Rate” Reductions

(in Millions)

	Q3 F20	Q4 F20	Q1 F21	Q2 F21	Q3 F21	Q4 F21	Q1 F22
Spartan addback	$ 14.3	$ 13.0	$11.0	$8.7	$6.0	$ 2.8	$ -